Exhibit 5.1

                                    HALE LANE
                                Attorneys at Law
             5441 Kietzke Lane | Second Floor | Reno, Nevada 89511
               Telephone (775) 327-3000 | Facsimile (775) 786-6179
                                www.halelane.com



                                  July 20, 2006




Tasker Products Corp.
39 Old Ridgebury Road, Suite 14
Danbury, CT 06810-5116

Ladies and Gentlemen:

     We are acting as special Nevada counsel for Tasker Products Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933, as amended (the "Act") of 2,500,000 shares of Common Stock, par value $.001 per share (the "Common Stock") of the Company reserved for issuance under the Company's 2006 Stock Plan (the "Plan"). Such Registration Statement filed with the Securities and Exchange Commission on July 20, 2006, as amended, is herein referred to as the "Registration Statement."

     We have reviewed and are familiar with (a) the Company's Articles of Incorporation, as amended, and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company under the Registration Statement, when issued in accordance with the terms of the Plan and the Registration Statement, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion letter is given to you solely for use in connection with the registration of the Common Stock in accordance with the Registration Statement. This opinion letter is given as of the date first written above and we disclaim any obligation to advise you of any facts,

                               [GRAPHIC OMITTED]

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Tasker Products Corp
July 20, 2006
Page 2


circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock or the Registration Statement.


                                          Sincerely,

                                          HALE LANE PEEK DENNISON AND HOWARD
                                          Professional Corporation